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                                                                 EXHIBIT 10(y)


     EMPLOYMENT AGREEMENT made as of the 1st day of May, 1993, by and between CRYOMEDICAL SCIENCES, INC., a Delaware corporation (hereinafter referred to as the "Company"), and ZhaoHua Chang, Ph.D., residing at 19125 Hempstone Avenue, Poolesville, MD 20837 (hereinafter referred to as "Employee").


                             W I T N E S S E T H :


     WHEREAS, the Company desires to employ Employee, and Employee is willing to accept such employment, all on the terms and subject to the conditions hereinafter set forth,

     NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

     1.   Employment

          The Company hereby employs Employee, and Employee hereby accepts employment with the Company as Director of Developmental Engineering Research, and Senior Biomedical Research Engineer on the terms and conditions herein set forth.

     2.   Term of Agreement

          The term of this Agreement shall commence as of the date hereof and shall continue for a period of three years, and shall thereafter be automatically renewed on each anniversary date of this Agreement for an additional one year period, unless the term of such employment shall be terminated sooner pursuant to the





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express provisions hereof or be terminated by written notice by any party to the other within 90 days of any anniversary date of this Agreement that this Agreement shall not extend beyond such anniversary date (the "Term").

     3.   Duties

          Effective upon the date hereof, Employee shall perform such functions as are normally carried out by the Director of Developmental Engineering Research in a business of the type in which the Company is engaged, including those functions specified in Schedule A hereto, and such other functions as the Chief Executive Officer or other executive officers shall from time to time reasonably determine in keeping with Employee's office and capacity.
Employee's full time, energies and abilities shall be devoted exclusively to the Company's business pursuant to, and in accordance with, reasonable business policies and procedures, as fixed from time to time by the Chief Executive Officer or other executive officers of the Company. Employee covenants and agrees that he will faithfully adhere to and fulfill such policies as are established from time to time by the Chief Executive Officer or other executive officers of the Company.

     4.   Compensation

          4.1 Subject to the provisions of Section 6 hereof, for the period from May 1, 1993 to April 30, 1994, Employee's annual salary shall be $80,000. On each anniversary date of this Agreement, Employee shall receive a minimum of a cost of living increase equal to the prior year's annual salary times the percentage increase

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in the Consumer Price Index for All Urban Consumers, Washington D.C. for the 12
month period ended on December 31st immediately preceding such anniversary date.

          4.2 The Company shall reimburse Employee within 30 days for all reasonable expenses incurred by Employee in connection with the performance of his duties to the Company hereunder for which Employee submits supporting vouchers.

          4.3 Employee shall be entitled to family coverage under the Company's group medical and dental insurance plan, which shall become effective upon commencement of full-time employment with the Company.

          4.4 Employee shall also be eligible, to the extent he qualifies, for any retirement, pension, life or other similar employee benefit plans which may be adopted by the Company for its employees.

          4.5 Employee shall be entitled to a two-week paid vacation each year during the Term, to be taken at such time as is consistent with the needs of the Company.

     5.   Stock Options

          5.1 As of April 19, 1993, Employee shall receive options to purchase an aggregate of 20,000 shares of common stock, par value $.001 per share, of the Company at a purchase price equal to $6.875 per share, the fair market value on the date thereof. The option shall be subject to and governed by such other terms and conditions as set forth in the respective option agreements.

     6.   Termination

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          The Term shall terminate upon the happening of any of the following events:

          6.1 Automatically and without notice upon death of Employee during the Term;

          6.2 Employee leaves the employ of the Company with or without the consent of the Company;

          6.3 Upon written notice of termination from the Company to Employee, in the event that Employee becomes disabled, either totally or partially, for a period of 90 consecutive days or 120 days in any 150 day period, so that he is prevented from performing all or substantially all of his duties pursuant to this Agreement. For purposes of this Agreement, disability shall be defined as Employee's mental or physical inability to perform effectively the regular duties of his employment for the aforesaid periods of time;

          6.4 Upon discharge of Employee, on written notice, by the Company's Chief Executive Officer on grounds of any of the following: conviction of a crime which would bear on Employee's character for employment as distinguished from a minor offense or minor traffic infraction; failure to carry out the reasonable policies of the Chief Executive Officer or other executive officers of the Company as they may relate to Employee's duties hereunder; persistent absenteeism; insubordination; alcohol or drug abuse; fraud, embezzlement or misappropriation of Company assets or the like; disloyal, dishonest or illegal conduct; or a default or material breach of any of the covenants made by Employee in this Agreement;

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          6.5  Upon notice as specified in Section 2 hereof.

          In the event any one of the foregoing events shall occur, the Company shall be obligated to pay to Employee the compensation due him under Section 4 hereof up to the date of termination only and Employee shall not be entitled to receive any additional compensation of any nature whatsoever.

          In the event this Agreement is terminated by the Company for a reason other than one of those set forth above, the Company shall be required to continue to pay Employee a salary for six months at the rate of Employee's salary immediately prior to the time of termination. Any compensation received by Employee from any employment which Employee takes on shall be utilized to mitigate payment required under this paragraph.

     7.   Notices

          All notices required or permitted to be given by either party hereunder shall be in writing and either delivered by hand or mailed by registered or certified mail, return receipt requested, to the other party at the address set forth above or such different address as may be given by notice as provided for herein (or, in the case of notice to Employee, at his then current residence or business address). Any notice mailed as provided above shall be deemed given three (3) days after the date of mailing or on the date of receipt, whichever is sooner.

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     8.   Proprietary Information

          Simultaneously herewith, Employee is entering into a Proprietary Information and Inventions Agreement with the Company, the terms of which are included herein by reference and made a part hereof as Exhibit A,

     9.   Non-Competition

          9.1 In view of the unique and valuable services it is expected Employee will render to the Company, Employee's knowledge of the business of the Company and proprietary information relating to the business of the Company and similar knowledge regarding the Company, which knowledge it is expected that Employee will obtain during the course of his employment with the Company and in consideration of the compensation to be received by Employee hereunder, Employee agrees that during the Term and for a period of three years immediately following the termination thereof (the Term and the subsequent three year period being hereinafter collectively referred to as the "Covenant Period"), he will not compete with the Company, or, directly or indirectly, own, manage, operate, control, loan money to, or participate in the ownership, operation or control of, or be connected with as a director, partner, consultant, agent, independent contractor or otherwise, or acquiesce in the use of his name in any other business or organization which is in competition with the Company in any geographical area in which the Company is then conducting business or any geographical area in which, to the knowledge of Employee at the time of cessation of employment, the Company plans to conduct business within three years from the date thereof; provided however, that Employee shall be permitted after the cessation of his

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employment to own less than a 5% interest as a shareholder in any company which is listed on any national securities exchange even though it may be in competition with the Company.

          9.2 Employee will not, during the Covenant Period, solicit or interfere with, or endeavor to entice away from the Company any of its employees or customers without the written consent of the Company.

          9.3 Since a breach of the provisions of this Section 9 could not be adequately compensated by money damages and will cause irreparable injury to the Company, the Company shall be entitled, in addition to any other right or remedy available to it, to an injunction or restraining order restraining such breach or a threatened breach, and no bond or other security shall be required in connection therewith, and Employee hereby consents to the issuance of any such injunction or restraining order. Employee agrees that the provisions of this Section 9 are reasonable and necessary to protect the Company and its business. It is the desire and intent of the parties that the provisions of this Section 9 shall be enforced to the fullest extent permitted under the public policies and laws applied in each jurisdiction in which enforcement is sought. If any restriction contained in this Section 9 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provision hereof and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

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     10.  Entire Agreement

          The provisions hereof (including the agreements being, or to be entered into, between the parties hereto as referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior oral understanding, and no modification, supplement or discharge hereof shall be effective unless in writing and executed on behalf of the Company and Employee.

     11.  Waiver

          No waiver by either party of any condition, term or provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or of any other condition, term or provision hereof.

     12.  Assignability

          This Agreement and its rights and obligations may not be assigned by Employee. The Company may assign any of its rights and obligations hereunder to a successor or surviving corporation resulting from a merger, consolidation, sale of assets or stock, or other corporate reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of the Company's obligations hereunder.

     13.  Counterparts

          This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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     14.  Construction

          This Agreement shall be construed in accordance with the laws of the State of Maryland.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   /s/ ZhaoHua Chang
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                                   ZhaoHua Chang, Ph.D.



                                   CRYOMEDICAL SCIENCES, INC.

                                   By: /s/
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                                   SCHEDULE A

     Subject to the directions of the Board of Directors and the Chief Executive Officer of the Company, the functions of Employee shall include, but are not limited to, the following:

- Dr. Chang's official title is Senior Biomedical Research Engineer and Director of Developmental Engineering Research. He directs the day-to-day activities of the Research and Development staff of engineers, technicians, and machinists; organizes and procures the necessary materials for each project; coordinates the use of proprietary cryosurgical systems with cooperating surgical centers; and assists in the operation of new cryosurgical apparatuses during surgical procedures.
     Dr. Chang is also responsible for the promotion of these proprietary systems within the medical and scientific community which includes giving lectures at international conferences, obtaining patents, and publishing manuscripts.

- Dr. Chang regularly works with a variety of cryosurgical apparatuses and high-performance vacuum systems as well as with heat-transfer software and the MS DOS, Macintosh, and CAD-CAM computer systems. He has experience in differential scanning calorimetry, mass spectrometry, helium-leak detection, tissue cultures, and nuclear magnetic-resonance spectroscopy.